                                                                     Exhibit 4.5

                          USA VIDEO INTERACTIVE CORP.
                          ---------------------------

                            SHARE OPTION AGREEMENT
                             (CONSULTANT/EMPLOYEE)

TO:   ________________________

DATE: __________________, 2000

     USA VIDEO INTERACTIVE CORP. (the "Corporation") is pleased to advise you that by resolution of the Board of Directors (the "Board") of the Corporation dated _____________, 2000, you have been granted an option to subscribe for and purchase from treasury common shares (the "Shares") of the Corporation.

     The Share Option Plan (the "Plan") has been constituted pursuant to a Resolution of the Board dated January 2, 1990, and confirmed by the shareholders of the Corporation at the Annual General Meeting on April 27, 1990. This agreement incorporates by reference the terms and conditions of the Plan, a copy of which has been provided to you.

     You have been granted the option to purchase a total of ________ Shares at an exercise price of $ _________ U.S. per Share. All rights to purchase Shares pursuant to this option shall expire at the close of business on __________________, 200____.

     Under the terms of your Consulting/Employment Agreement with the Corporation, you are to assist the Corporation with ________________. You are to report to the _______________ of the Corporation who will determine whether the tasks assigned to you have been completed in a satisfactory manner. Your right to exercise the options is conditional upon and subject to the Corporation being satisfied with your performance at the time you wish to exercise the options. The Corporation reserves the right, in its sole discretion, to limit the number of options you may exercise at any one time.

     You may exercise this option by delivering to the Corporation a notice specifying the number of shares in respect of which your option is being exercised and a certified cheque for the option price of the Shares being purchased. Upon receipt of the certified cheque the Corporation shall instruct its transfer agent to issue a share certificate to you.

                                                  Yours very truly,

                                                  USA VIDEO INTERACTIVE CORP.


                                                  Per:__________________________

SIGNED, SEALED AND DELIVERED            ACCEPTED AND AGREED TO this
in the presence of:                     ____ day of _________________, 2000.

____________________________            at ____________________________________.
Signature of Witness

____________________________            ________________________________________
Name of Witness (Print)

STOCK OPTION AGREEMENT-CONSULTANT OR EMPLOYEE